UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2012

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-33037	20-1417448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6830 Old Dominion Drive

McLean, Virginia 22101

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (703) 893-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the preparation of its Annual Report on Form 10-K for the year ended December 31, 2011, management and the Audit Committee of the Board of Directors of Southern National Bancorp of Virginia, Inc. (the “Company”) determined that there were errors in the purchase accounting related to the Company’s acquisition of Greater Atlantic Bank from the Federal Deposit Insurance Corporation (“FDIC”) in December 2009. More specifically, the most significant error was an overstatement of the initial estimate of the fair value of the FDIC indemnification asset. Based on current estimates, the Company believes that the FDIC indemnification asset reported amount of $19.4 million as of December 31, 2009 was overstated by approximately $10.6 million, which it expects will result in the reversal of the entire $11.2 million gain recognized in the fourth quarter of 2009.

Further, based on current estimates, the Company expects that the restatement will result in decreases in the Company’s Tier 1 risk-based capital ratio to 16.06% and 19.53% as of December 31, 2009 and 2010, respectively, compared with 17.32% and 20.52% previously reported. Correcting the fair value of the FDIC indemnification asset as well as several additional smaller errors related to the purchase accounting will impact the accretion and amortization amounts for the FDIC indemnification asset reported in 2010 and the first three quarters of 2011 and certain balance sheet items as of the end of aforementioned periods. The Company expects that the restatement will result in net income of $3.3 million for the year ended December 31, 2010 compared with $1.8 million previously reported and net income of $4.1 million for the nine months ended September 30, 2011 compared with $3.7 million previously reported.

As a result of this determination, the Company’s management and Audit Committee of the Board of Directors concluded on February 7, 2012 that the Company’s previously issued consolidated financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2009 and 2010, and the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010 and 2011 should no longer be relied upon with respect to the matters described herein.

The Company intends to issue a press release announcing its intention to restate its financial statements for the aforementioned periods and furnishing its financial results for the fourth quarter and year ended December 31, 2011. Please note that the amounts reported in this Form 8-K are preliminary and reflect the Company’s expected financial condition and results of operations as of and for the specified periods following the restatement.

Management of the Company and the Audit Committee of the Board of Directors have discussed the matters disclosed in this Current Report on Form 8-K with Crowe Horwath LLP, the Company’s independent registered public accounting firm for the years ended December 31, 2009 and 2010, and with KPMG LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2011.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. (the “Company”). Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of the Company and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports and statements the Company has filed with the SEC. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by the Company to update such forward-looking statements to reflect events or circumstances occurring after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southern National Bancorp of Virginia, Inc. (Registrant)

Dated: February 7, 2012	By:	/s/ William H. Lagos
	Name:	William H. Lagos
Senior Vice President and Chief Financial Officer